Kurv ETF Trust 485BPOS

EXHIBIT 99(d)(1)

INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT, dated June 14, 2024, between Kurv ETF Trust (the “Trust”), a statutory trust organized under the laws of the State of Delaware, and Kurv Investment Management LLC, a limited liability company organized under the laws of the State of Delaware (the “Adviser”).

WHEREAS, the Adviser is engaged in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Trust is an investment company and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, the Trust offers shares representing interests in each of the separate series listed on Schedule A attached hereto (each, a “Fund” and collectively, the “Funds”);

WHEREAS, the Trust desires to appoint the Adviser to serve as the investment adviser with respect to each of the Funds;

WHEREAS, the Trust may, from time to time, offer shares representing interests in one or more additional series (each, an “Additional Fund” and collectively, the “Additional Funds”);

WHEREAS, the Trust may desire to appoint the Adviser as the investment adviser with respect to one or more of the “Additional Funds” (each such Additional Fund when added to Schedule A hereto being referred to herein individually as a “Fund” and included in the term, the “Funds”);

WHEREAS, the Adviser is willing to provide management and investment advisory services to the Funds on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set out in this Agreement, the Trust and the Adviser agree as follows:

1.	INVESTMENT DESCRIPTION; APPOINTMENT

(a)          Investment Description. Each Fund will invest and reinvest its assets in accordance with the investment objective(s), policies and limitations specified in the prospectus (the “Prospectus”) relating to such Fund filed with the Securities and Exchange Commission (the “SEC”) as part of the Trust’s Registration Statement on Form N-1A, as it may be periodically amended or supplemented and in accordance with exemptive orders and no-action letters issued to the Trust by the SEC and its staff.

(b)          Appointment of Adviser. The Trust, on behalf of each Fund, hereby employs the Adviser to act as the manager and investment adviser of each Fund and to furnish, or arrange for its affiliates or other sub-advisers to furnish, the management and investment advisory services described below, subject to the policies of, review by and overall control of the Board of Trustees of the Trust (the “Board” or the “Trustees”), for the period and on the terms and conditions set forth in this Agreement. The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations set out in this Agreement for the compensation provided for herein. The Adviser and its affiliates for all purposes herein shall be deemed to be independent contractors and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Funds in any way or otherwise be deemed agents of the Funds.

2.	DUTIES OF THE ADVISER

(a)          Management and Administrative Services. The Adviser shall perform, or arrange for the performance of, the management and administrative services necessary for the operation of each Fund, including administering shareholder accounts and handling shareholder relations. The Adviser shall provide the Funds with office space, facilities, equipment and necessary personnel and such other services as the Adviser, subject to review by the Board, from time to time shall determine to be necessary or useful to perform its obligations under this Agreement. The Adviser, also on behalf of the Funds, shall conduct relations with custodians, depositories, transfer agents, pricing agents, exchanges, lead market makers, authorized participants, dividend disbursing agents, other shareholder servicing agents, proxy voting agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Adviser generally shall monitor each Fund’s compliance with investment policies and restrictions as set forth in filings made by the Fund under the federal securities laws. The Adviser shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Funds as it shall determine to be desirable.

(b)          Investment Advisory Services. Subject to the oversight, direction and approval of the Board, the Adviser will conduct, or cause to be conducted, a continual program of investment, evaluation, sale, and reinvestment of each Fund’s assets. Subject to paragraph (c) below, the Adviser is authorized, in its sole discretion, to: (i) obtain and evaluate pertinent economic, financial, and other information affecting each Fund and its investment assets as such information relates to securities or other financial instruments that are purchased for or considered for purchase by the Funds; (ii) make investment decisions for the Funds including implementing strategies using derivatives, such as futures and options, if applicable; (iii) place purchase and sale orders for portfolio transactions on behalf of the Funds and manage otherwise uninvested cash assets of the Funds; (iv) arrange for the pricing of Fund securities; (v) execute account documentation, agreements, contracts and other documents as may be requested by brokers, dealers, counterparties and other persons in connection with the Adviser’s management of the assets of the Funds (in such respect, and only for this limited purpose, the Adviser will act as the Funds’ agent and attorney-in-fact); (vi) employ professional portfolio managers and securities analysts who provide research and other services to the Funds; and (vii) make decisions with respect to the use by the Funds of borrowing for leverage or other investment purposes as consistent with the Fund’s investment objective(s) and policies.

In addition:

1.	The Adviser will maintain and preserve the records specified in Section 17 of this Agreement and any other records related to each Fund’s transactions as are required under any applicable state or federal securities law or regulation, including: the 1940 Act, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Advisers Act.

2.	The Adviser shall notify the Trust immediately upon detection of (i) any material failure to manage any Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Funds’ or the Adviser’s policies, guidelines or procedures. The Adviser agrees to correct any such failure promptly and to take any action that the Board may reasonably request in connection with any such breach. The Adviser will promptly notify the Trust in the event: (i) the Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust or the compliance by the Adviser with the federal or state securities laws; or (ii) an actual change in control of the Adviser resulting in an assignment has occurred or is otherwise proposed to occur. The Adviser shall notify the Trust immediately upon detection of any material breach of any of the Trust’s policies and procedures required by Rule 38a-1 under the 1940 Act.

3.	The Adviser will maintain a written code of ethics (the “Code of Ethics”) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), a copy of which will be provided to the Trust, and will institute procedures reasonably necessary to prevent any “Access Person” (as defined in Rule 17j-1) from violating its Code of Ethics. The Adviser will follow such Code of Ethics in performing its services under this Agreement. Further, the Adviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Adviser and its employees, a copy of which it will provide to the Trust upon any reasonable request. The Adviser shall ensure that its employees will comply in all material respects with the provisions of Section 16 of the Exchange Act, and to cooperate reasonably with the Trust for purposes of filing any required reports with the SEC or such other regulator having appropriate jurisdiction.

4.	The Adviser will manage, or cause to be managed, the investment and reinvestment of the assets of each Fund in a manner consistent with each Fund’s investment objectives and policies as stated in its Prospectus. The Adviser also will manage, or cause to be managed, the investments of each Fund in a manner consistent with any and all applicable investment restrictions (including diversification requirements, if applicable) contained in the 1940 Act and the rules and regulations under the 1940 Act, any exemptive orders issued by the SEC applicable to the Funds or any relevant SEC staff no-action letter, Rule 6c-11 under the 1940 Act, listing standards under the applicable stock exchange and any applicable state securities law or regulation. The Trust will provide the Adviser with copies of any such SEC exemptive orders or SEC staff no-action letters. The Adviser shall perform quarterly and annual tax compliance tests with respect to each Funds’ compliance with the diversification requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), if applicable, and promptly furnish reports of such tests to any Sub-Adviser (as defined below) after each quarter end to ensure that each Fund is in compliance with the Code, if applicable. The Adviser agrees to perform its duties hereunder in compliance with the Funds’ policies and procedures adopted pursuant to Rule 38a-1 of the 1940 Act, and the Adviser’s duties and obligations of Rule 206(4)-7 under the Advisers Act, including providing the Chief Compliance Officer of the Trust and/or the Board with such information, reports and certifications as they may reasonably request.

5.	The Board has the authority to determine how proxies with respect to securities that are held by the Funds shall be voted, and the Board has initially determined to delegate the authority and responsibility to vote proxies for each Fund’s securities to the Adviser. So long as proxy voting authority for a Fund has been delegated to the Adviser, the Adviser shall exercise its proxy voting responsibilities. The Adviser shall carry out such responsibility in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and its fiduciary responsibilities to the Funds. The Adviser shall provide or cause to be provided periodic reports and keep or cause to be kept records relating to proxy voting as the Board may reasonably request or as may be necessary for the Funds to comply with the 1940 Act and other applicable law. Any such delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time. The Trust acknowledges and agrees that the Adviser may delegate its responsibility to vote proxies for a Fund to the Fund’s Sub-Adviser(s). The Adviser or a Sub-Adviser may, to the extent consistent with its fiduciary duty to the Funds and with Rule 206(4)-6 under the Advisers Act, employ a third-party firm that specializes in corporate governance research and advising on proxy voting to assist the Adviser or Sub-Adviser, subject to the Adviser’s or Sub-Adviser’s oversight, in exercising the Adviser’s or Sub-Adviser’s proxy voting responsibilities. The Trust further acknowledges that, to the extent consistent with its fiduciary duty to the Funds and with Rule 206(4)-6 under the Advisers Act, the Adviser or Sub-Adviser may vote proxies for securities held by the Trust differently than it votes proxies.

6.	The Adviser shall serve as each Fund’s valuation designee, as that term is defined in Rule 2a-5 under the 1940 Act and perform all fair value functions required by that Rule, provided that the Board of Trustees of the Trust has designated the Adviser as the valuation designee and delegated some or all fair valuation functions to the Adviser.

(c)           Sub-Advisers. In carrying out its responsibilities hereunder, the Adviser may, in its sole discretion to the extent permitted by applicable law, any exemptive orders issued by the SEC applicable to the Funds or any relevant SEC staff no-action letter, employ, retain or otherwise avail itself of the services of other persons or entities (a “Sub-Adviser”) at the Adviser’s own cost and expense, including without limitation, affiliates of the Adviser, on such terms as the Adviser shall determine to be necessary, desirable or appropriate. Retention of one or more Sub-Advisers, or the employment or retention of other persons or entities to perform services, shall in no way reduce the responsibilities or obligations of the Adviser under this Agreement and the Adviser shall be responsible for all acts and omissions of such Sub-Advisers, or other persons or entities, in connection with the performance of the Adviser’s duties hereunder unless otherwise agreed by the parties.  Any such Sub-Adviser shall be registered and in good standing with the Commission and capable of performing its sub-advisory duties pursuant to a sub-advisory agreement approved by the Trust’s Board of Trustees and, except as otherwise permitted by the 1940 Act or by rule or regulation, a vote of a majority of the outstanding voting securities of the applicable Fund. The Adviser will compensate the Sub-Adviser for its services to the Funds.

3.	INFORMATION AND REPORTS

(a)          The Adviser will keep the Trust informed of developments relating to its duties as investment adviser of which the Adviser has, or should have, knowledge that would materially affect the Funds. In this regard, the Adviser will provide the Trust and its officers with such periodic reports concerning the obligations the Adviser has assumed under this Agreement as the Trust may from time to time reasonably request or required by the 1940 Act or rules thereunder. Additionally, upon the request of the Board, prior to each Board meeting, the Adviser will provide the Board, or cause any Sub-Adviser to provide the Board, with reports regarding the management of the Funds during the most recently completed quarter, including certifications that each Fund is in compliance with its respective investment objectives and practices, the 1940 Act and applicable rules and regulations thereunder, and the requirements of Subchapter M of the Code, if applicable, and other information in such form as may be mutually agreed upon by the Adviser and the Trust. The Adviser also will certify quarterly to the Trust that it and its advisory persons have complied materially with the requirements of Rule 17j-1 during the previous quarter or, if not, explain what the Adviser has done to seek to ensure such compliance in the future. Annually, the Adviser will furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-1, concerning the Adviser’s Code of Ethics and compliance program, respectively, to the Trust. Upon written request of the Fund with respect to violations of the Code of Ethics directly affecting any Fund, the Adviser will permit representatives of the Trust to examine reports (or summaries of the reports) required to be made by Rule 17j-1(d)(1) relating to enforcement of the Code of Ethics.

(b)          The Adviser will provide the Trust with any information reasonably requested regarding its management of the Funds required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Trust with the SEC. The Adviser will promptly inform the Trust if any information in a Fund’s Prospectus or Statement of Additional Information, as amended from time to time (“SAI”), to the Adviser’s knowledge is (or will become) inaccurate or incomplete.

4.	STANDARD OF CARE

The Adviser will exercise its best judgment and will act in good faith and use reasonable care and in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement.

5.	ADVISER’S DUTIES REGARDING FUND TRANSACTIONS

(a)          Placement of Orders. The Adviser will take, or cause to be taken, all actions that it considers necessary to implement the investment policies of the Funds, and, in particular, to place all orders for the purchase or sale of securities or other investments for the Funds with brokers or dealers that the Adviser, in its sole discretion, selects. To that end, the Adviser is authorized as the Funds’ agent to give instructions to the Funds’ custodian as to deliveries of securities or other investments and payments of cash for the Funds’ account. In connection with the selection of brokers or dealers and the placement of purchase and sale orders, the Adviser is subject to the oversight of the Board and is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Board and set out in each Fund’s current Prospectus or SAI, subject to provisions (b), (c) and (d) of this Section 5.

(b)          Selection of Brokers and Dealers. To the extent permitted by the policy guidelines set out in each Fund’s current Prospectus or SAI, in connection with the selection of brokers and dealers to execute portfolio transactions, in seeking the best overall terms available, the Adviser is authorized to consider not only the available prices and rates of brokerage commissions, but also other relevant factors, which may include, without limitation: the execution capabilities of the brokers and dealers; the research, custody, and other services provided by the brokers and dealers that the Adviser believes will enhance its general portfolio management capabilities; the size of the transaction; the difficulty of execution; the operational facilities of these brokers and dealers; the risk to a broker or dealer of positioning a block of securities; and the overall quality of brokerage and research services provided by the brokers and dealers. In connection with the foregoing, the Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to the Trust a higher commission than that charged by other brokers and dealers if the Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided. The Trust acknowledges that any such research may be useful in connection with other accounts managed by the Adviser. The execution of such transactions will not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

(c)           Soft Dollar Arrangements. On an ongoing basis, but not less often than annually, the Adviser will identify and provide a written description to the Board of all “soft dollar” arrangements that the Adviser maintains with respect to the Funds or with brokers or dealers that execute transactions for the Funds, if any, and of all research and other services provided to the Adviser by a broker or dealer (whether prepared by such broker or dealer or by a third party), if any, as a result, in whole or in part, of the direction of Fund transactions to the broker or dealer.

(d)          Aggregated Transactions. On occasions when the Adviser deems the purchase or sale of a security or other financial instrument to be in the best interest of a Fund, as well as other clients, the Adviser is authorized, but not required, to aggregate purchase and sale orders for securities or other financial instruments held (or to be held) by that Fund with similar orders being made on the same day for other client accounts or portfolios that the Adviser manages. When an order is so aggregated, the Adviser may allocate the recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that the Adviser reasonably considers equitable and consistent with its fiduciary obligations to the Fund and its other clients. The Adviser and the Funds recognize that in some cases this procedure may adversely affect the size of the position obtainable for a Fund.

6.        EXPENSES OF THE FUNDS

(a)        Expenses to be Paid by Adviser. The Adviser shall pay all salaries, expenses and fees of the officers, Trustees and employees of the Trust who are officers, directors, members or employees of the Adviser. In the event that the Adviser pays or assumes any expenses of the Trust not required to be paid or assumed by the Adviser under this Agreement, the Adviser shall not be obligated hereby to pay or assume the same or any similar expense in the future; provided, that nothing herein contained shall be deemed to relieve the Adviser of any obligation to the Funds under any separate agreement or arrangement between the parties.

(b)       Expenses to be Paid by the Funds. Each Fund shall bear all expenses of its operation, except those specifically allocated to the Adviser under this Agreement or under any separate agreement between the Trust and the Adviser. Subject to any separate agreement or arrangement between the Trust and the Adviser, the expenses hereby allocated to the Fund, and not to the Adviser, include but are not limited to:

(i)        Custody. All charges of depositories, custodians, and other agents for the transfer, receipt, safekeeping, and servicing of the Fund’s cash, securities, and other property.

(ii)       Shareholder Servicing. All expenses of maintaining and servicing shareholder accounts, including but not limited to the charges of any shareholder servicing agent, dividend disbursing agent, transfer agent or other agent engaged by the Trust to service shareholder accounts.

(iii)       Shareholder Reports. All expenses of preparing, setting in type, printing and distributing reports and other communications to shareholders.

(iv)       Prospectuses. All expenses of preparing, converting to EDGAR format, filing with the Securities and Exchange Commission or other appropriate regulatory body, setting in type, printing and mailing annual or more frequent revisions of the Fund’s Prospectus and Statement of Additional Information and any supplements thereto and of supplying them to shareholders.

(v)       Pricing and Portfolio Valuation. All expenses of computing the Fund’s net asset value per share, including any equipment or services obtained for the purpose of pricing shares or valuing the Fund’s investment portfolio.

(vi)       Communications. All charges for equipment or services used for communications between the Adviser or the Trust and any custodian, shareholder servicing agent, portfolio accounting services agent, or other agent engaged by the Trust.

(vii)       Legal and Accounting Fees. All charges for services and expenses of the Trust’s legal counsel and independent accountants.

(viii)       Trustees’ Fees and Expenses. All compensation of Trustees other than those affiliated with the Adviser, all expenses incurred in connection with such unaffiliated Trustees’ services as Trustees, and all other expenses of meetings of the Trustees and committees of the Trustees.

(ix)       Shareholder Meetings. All expenses incidental to holding meetings of shareholders, including the printing of notices and proxy materials, and proxy solicitations therefor.

(x)       Federal Registration Fees. All fees and expenses of registering and maintaining the registration of the Fund under the Act and the registration of the Fund’s shares under the Securities Act of 1933 (the “1933 Act”), including all fees and expenses incurred in connection with the preparation, converting to EDGAR format, setting in type, printing, and filing of any Registration Statement, Prospectus and Statement of Additional Information under the 1933 Act or the Act, and any amendments or supplements that may be made from time to time.

(xi)       State Registration Fees. All fees and expenses of taking required action to permit the offer and sale of the Fund’s shares under securities laws of various states or jurisdictions, and of registration and qualification of the Fund under all other laws applicable to the Trust or its business activities (including registering the Trust as a broker-dealer, or any officer of the Trust or any person as agent or salesperson of the Trust in any state).

(xii)       Confirmations. All expenses incurred in connection with the issue and transfer of Fund shares, including the expenses of confirming all share transactions.

(xiii)       Bonding and Insurance. All expenses of bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Trustees of the Trust, including, without limitation, such bond, liability and other insurance expenses that may from time to time be allocated to the Fund in a manner approved by its Trustees.

(xiv)       Brokerage Commissions. All brokers’ commissions and other charges incident to the purchase, sale or lending of the Fund’s portfolio securities.

(xv)       Taxes. All taxes or governmental fees payable by or with respect to the Fund to federal, state or other governmental agencies, domestic or foreign, including stamp or other transfer taxes.

(xvi)       Trade Association Fees. All fees, dues and other expenses incurred in connection with the Trust’s membership in any trade association or other investment organization.

(xvii)       Compliance Fees. All charges for services and expenses of the Trust’s Chief Compliance Officer.

(xviii)       Nonrecurring and Extraordinary Expenses. Such nonrecurring and extraordinary expenses as may arise including the costs of actions, suits, or proceedings to which the Trust is a party and the expenses the Trust may incur as a result of its legal obligation to provide indemnification to its officers, Trustees and agents.

7.	COMPENSATION

(a)        As compensation for all services rendered, facilities provided and expenses paid or assumed by the Adviser under this Agreement, each Fund shall pay the Adviser on the last day of each month, or as promptly as possible thereafter, a fee calculated by applying a monthly rate, based on an annual percentage rate, to the Fund’s average daily net assets for the month. The annual percentage rate applicable to each Fund is set forth in Appendix A to this Agreement. If this Agreement shall be effective for only a portion of a month with respect to a Fund, the aforesaid fee shall be prorated for the portion of such month during which this Agreement is in effect for the Fund.

(b)        For the purpose of determining fees payable to the Adviser, the value of a Fund’s net assets will be computed at the times and in the manner specified in the Fund’s current Prospectus or SAI, and on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined.

(c)       The Adviser may waive fees or reimburse expenses of a Fund, including fees that are “acquired fund fees and expenses” as defined in SEC Form N-1A, to the extent necessary to maintain a Fund’s expense ratio at an agreed-upon amount for a period of time specified in a separate letter of agreement. The Trust may withhold the payment of fees under Section 7(d) to the extent the Adviser, under this Section 7(e), has any amount due and owing to the Trust.

8.	SERVICES TO OTHER COMPANIES OR ACCOUNTS

The Trust understands that the Adviser and its affiliates now act, will continue to act and may act in the future as investment manager or adviser to fiduciary and other managed accounts, and as an investment manager or adviser to other investment companies, including any offshore entities or private accounts. The Funds have no objection to the Adviser and its affiliates so acting. The Funds recognize that in some cases this procedure may adversely affect the size of the position obtainable for the Funds and understand that the persons employed by the Adviser to assist in the performance of the Adviser’s duties under this Agreement may not devote their full time to such service, and that nothing contained in this Agreement will be deemed to limit or restrict the right of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. This Agreement will not in any way limit or restrict the Adviser or any of its directors, officers, employees, or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by the Adviser of its duties and obligations under this Agreement and such activities are not otherwise prohibited by applicable law.

9.	AFFILIATED BROKERS

The Adviser or any of its affiliates may act as broker or agent in connection with the purchase or sale of securities or other investments for the Funds, subject to: (i) the requirement that the Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set out in each Fund’s current Prospectus or SAI; (ii) the provisions of the 1940 Act and the Advisers Act and rules thereunder including Rule 17e-1 under the 1940 Act; (iii) the provisions of the Exchange Act, including, but not limited to, Section 11(a) thereof; and (iv) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Adviser or its affiliates may receive brokerage commissions, fees or other remuneration from the Funds for these services in addition to the Adviser’s fees for services under this Agreement.

10.	CUSTODY

Nothing in this Agreement will require the Adviser to take or receive physical possession of cash, securities, or other investments of any Fund.

11.	TERM OF AGREEMENT; TERMINATION OF AGREEMENT; AMENDMENT OF AGREEMENT

(a) Term and Termination. The effectiveness and termination dates of this Agreement shall be determined separately for each Fund as described below. This Agreement shall become effective with respect to a Fund upon the commencement of the public offering of the shares of that Fund and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect for a period of two years. Thereafter, this Agreement shall continue in effect with respect to each Fund from year to year, subject to the termination provisions and all other terms and conditions hereof; PROVIDED, such continuance with respect to a Fund is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by the Trustees of the Trust; PROVIDED, that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of either party hereto. The Adviser shall furnish to the Trust, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

This Agreement may be terminated as to any Fund at any time without the payment of any penalty, as follows:

(i)       the Trust may cause this Agreement to terminate either upon sixty (60) days’ written notice to the Adviser by vote of its Board or with respect to any Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

(ii)      the Adviser may at any time terminate this Agreement by not less than sixty (60) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Trust; or

This Agreement shall terminate automatically and immediately in the event of its assignment.

In the event of termination of this Agreement for any reason, the Adviser shall, immediately upon notice of termination or on such later date as may be specified in such notice, cease all activity on behalf of the Fund and with respect to any of the assets, except as otherwise required by any fiduciary duties of the Adviser under applicable law. In addition, the Adviser shall deliver the Fund Books and Records to the Trust by such means and in accordance with such schedule as the Trust shall direct and shall otherwise cooperate, as reasonably directed by the Trust, in the transition of portfolio asset management to any successor of the Adviser.

(b)       Amendment. This Agreement may be amended by the parties only if the amendment is specifically approved by: (i) a majority of those Trustees of the Trust who are not parties to this Agreement or “interested persons” of any party cast in person at a meeting called for the purpose of voting on the Agreement’s approval; and (ii) if required by applicable law, the vote of a majority of the outstanding shares of the Fund.

12.	REPRESENTATIONS AND COVENANTS OF THE TRUST

The Trust represents and covenants to the Adviser as follows:

(a)          The Trust is a trust that is validly existing and in good standing under the laws of the State of Delaware. Each Fund is a duly established, separate series of the Trust. The Trust is duly authorized to transact business in the State of Delaware and is qualified to do business in all jurisdictions in which it is required to be so qualified, except jurisdictions in which the failure to so qualify would not have a material adverse effect on the Trust or any Fund. The Trust is registered as an open-end management investment company under the 1940 Act, and its registration with the SEC as an investment company under the 1940 Act is in full force and effect, and each Fund’s shares are (or will be prior to commencing operations with respect to any Additional Funds) registered under the Securities Act of 1933, as amended, and under any applicable state securities laws.

(b)           The execution, delivery and performance by the Trust, on behalf of the Funds, of this Agreement are within the Trust’s powers and have been duly authorized by all necessary actions of the Board, and the execution, delivery and performance of this Agreement by the parties to this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Trust’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Trust or any Fund.

13.	REPRESENTATIONS AND COVENANTS OF THE ADVISER

The Adviser represents and covenants to the Trust as follows:

(a)           It is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as this business is now being conducted.

(b)          The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized by all necessary action on the part of its board of directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance of this Agreement by the parties to this Agreement, and the execution, delivery and performance of this Agreement by the parties to this Agreement does not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instruments binding upon the Adviser.

(c)           It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement.

(d)          It has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement.

(e)          It (i) is registered with the SEC as an investment adviser under the Advisers Act, (ii) is registered or licensed as an investment adviser under the laws of those jurisdictions in which its activities require it to be so registered or licensed, and (iii) will promptly notify the Trust of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.

(f)            It has provided the Trust with a copy of its Form ADV and will, promptly after making any amendment to its Form ADV, furnish a copy of such amendment to the Trust. The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(g)           It will carry out its responsibilities under this Agreement in compliance with (i) federal and state law, including securities law, governing its activities; (ii) each Fund’s investment objective, policies, and restrictions, as set out in the Prospectus and SAI, as amended from time to time; (iii) the applicable exemptive orders or no-action letters issued by the SEC or its staff governing the Funds, as such orders or letters may be amended from time to time; (iv) the listing standards under the applicable stock exchange; (v) the provisions of the governing documents of the Trust, as such documents are amended from time to time; and (vi) any policies or directives as the Board may from time to time establish or issue and communicate to the Adviser in writing. The Trust, on behalf of the Funds, will promptly notify the Adviser in writing of changes to (ii), (iii), (iv), (v) or (vi) above.

(h)            It is not the subject of any proceeding, investigation or inquiry brought by the SEC, the Financial Industry Regulatory Authority, Inc. (or any other self-regulatory organization) or any other federal or state regulator with respect to the types of services for which it is being appointed herein or which could have a material impact on its ability to fully perform any of the services to be rendered hereunder.

14.	LIMITATION OF LIABILITY OF ADVISER; INDEMNIFICATION

(a)          Neither the Adviser nor its directors, officers, employees, agents or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust, any Fund or its shareholders in connection with the matters to which this Agreement relates; provided, however, that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust, any Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

(b)          The Trust shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner or managing member, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Adviser Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Adviser Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Trust or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Trust. Notwithstanding the provisions of Section 14(a) to the contrary, nothing contained herein shall protect or be deemed to protect the Adviser Indemnified Parties against or entitle or be deemed to entitle the Adviser Indemnified Parties to indemnification in respect of, any liability to the Trust or its security holders to which the Adviser Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

(c)         The Adviser shall indemnify, defend and protect the Trust and all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Trust Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Trust Indemnified Parties in or by reason of or arising out of the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its obligations and duties under this Agreement. Notwithstanding the provisions of Section 14(a) to the contrary, nothing contained herein shall protect or be deemed to protect the Trust Indemnified Parties against or entitle or be deemed to entitle the Trust Indemnified Parties to indemnification in respect of, any liability to the Adviser to which the Trust Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Trust Indemnified Parties’ duties or by reason of the reckless disregard of the Trust Indemnified Parties’ duties and obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

15.	NO LIABILITY OF OTHER FUNDS

This Agreement is made by the Trust, on behalf of its Funds, pursuant to authority granted by the Trustees, and the obligations created hereby are not binding on any of the Trustees or shareholders of the Funds individually, but bind only the property of that Fund and no other Funds of the Trust.

16.	COOPERATION WITH REGULATORY AUTHORITIES OR OTHER ACTIONS

The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

17.	RECORDS

(a)            Maintenance of Records. The Adviser hereby undertakes and agrees to maintain for the Trust, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Funds’ investments that are required to be maintained by the Funds pursuant to the 1940 Act with respect to the Adviser’s responsibilities under this Agreement (the “Funds’ Books and Records”).

(b)             Ownership of Records. The Adviser agrees that the Funds’ Books and Records are the Trust’s property and further agrees to surrender them promptly to the Trust upon the request of the Trust; provided, however, that the Adviser may retain copies of the Funds’ Books and Records at its own cost. The Funds’ Books and Records will be made available, within two (2) business days of a written request, to the Funds’ accountants or auditors during regular business hours at the Adviser’s offices. The Trust or its authorized representatives will have the right to copy any records in the Adviser’s possession that pertain to any Fund. These books, records, information, or reports will be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, the Funds’ Books and Records will be returned to the Trust. The Adviser agrees that the policies and procedures it has established for managing the Funds, including, but not limited to, all policies and procedures designed to ensure compliance with federal and state regulations governing the adviser/client relationship and management and operation of the Funds, will be made available for inspection by the Fund or its authorized representatives upon reasonable written request within not more than two (2) business days.

18.	NOTICES

Any notice, advice, document, report or other client communication to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified (return receipt requested) or overnight mail, or electronically addressed by the party giving notice to the other party at the last address furnished by the other party.

To the Adviser at:	Kurv Investment Management LLC 1 Letterman Drive, Building C, Suite 3-500 San Francisco, CA 94129

To the Trust at:	Kurv ETF Trust 1 Letterman Drive, Building C, Suite 3-500 San Francisco, CA 94129

19.	SURVIVAL

All representations and warranties made by the Adviser and the Trust, on behalf of the Funds, in this Agreement will survive for the duration of this Agreement and the parties to this Agreement will notify each other in writing immediately upon becoming aware, but in no event later than five (5) days after becoming aware, that any of the foregoing representations and warranties are no longer true.

20.	GOVERNING LAW

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the State of Delaware applicable to contracts formed and to be performed entirely within the State of Delaware, without regard to principles of conflicts of laws thereof, to the extent such principles would require or permit the application of laws of another jurisdiction, and in accordance with the applicable provisions of the 1940 Act. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

21.	SEVERABILITY

If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

22.	DEFINITIONS

The terms “assignment,” “affiliated person,” and “interested person,” when used in this Agreement, will have the respective meanings specified in Section 2(a) of the 1940 Act. The term “majority of the outstanding shares” means the lesser of (a) sixty-seven percent (67%) or more of the shares present at a meeting if more than fifty percent (50%) of these shares are present or represented by proxy, or (b) more than fifty percent (50%) of the outstanding shares. The term “including” means “including without limitation.”

23.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of such counterparts together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the date first above written.

KURV ETF TRUST

By:	/s/Howard Chan
Name: Howard Chan
Title: President, Principal Executive Officer, and Trustee

KURV INVESTMENT MANAGEMENT LLC

By:	/s/Howard Chan
Name: Howard Chan
Title: President

SCHEDULE A

Fund	Advisory Fee Rate	Effective Date

Kurv Yield Premium TaxOptimized ETF	0.50% of the Fund’s average daily net assets	June 14, 2024
Kurv Yield Premium Enhanced Short Maturity ETF	0.45% of the Fund’s average daily net assets	June 14, 2024